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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 27th day of April, 2001 (the "Effective Date"), by and between S1 Corporation, a Delaware corporation (the "Company"), and Jaime Ellertson, an individual (the "Executive").

         WHEREAS, the Executive is currently employed as the Chief Executive Officer of the Company;

         WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company from and after the Effective Date; and

         WHEREAS, the board of directors of the Company (the "Board") has approved and authorized the Company's execution, delivery and performance of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in
Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization not otherwise defined are defined in Section 20 below.

         2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the "Initial Term"). The term of employment shall be automatically renewed for an additional consecutive 12-month period (the "Extended Term") as of the first and every subsequent anniversary of the Effective Date, unless and until either party provides written notice to the other party in accordance with Section 10 hereof not less than 90 days before such anniversary date that such party is terminating the term of employment under this Agreement ("Non-Renewal"), which termination shall be effective as of the end of such Initial Term or Extended Term, as the case may be, or until such term of employment is otherwise sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to
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herein as the "Employment Period." A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Executive's employment for purposes of Section 9 of this Agreement unless otherwise expressly provided in such notice of Non-Renewal. The Company's obligations under Section 9 hereof shall survive the expiration or termination of the Employment Period.

         3. Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company during the Employment Period. As the Chief Executive Officer, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in such capacity. The Executive shall report to the Board unless otherwise determined by the Board. The Executive shall also perform such other duties with the Company and with any Subsidiary as the Board may from time to time reasonably determine and assign to the Executive. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Company. The Executive agrees that during the Employment Period he will not be entitled to additional compensation for serving as a member of the board of directors of the Company or any Subsidiary if he is elected to serve thereon.

         4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the offices of the Company in Atlanta, Georgia, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.

         5.       Compensation and Benefits; Stock Options.

                  (a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary") at the rate of $ 600,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company's payroll procedures.

                  (b) Annual Bonus. The Executive will receive an annual bonus, payable no later than the end of the first fiscal quarter of each calendar year during the Employment Period (pro-rated for any period that is less than 12 months) of up to $ 360,000 for such calendar year, based on the attainment of specific Company performance targets as may be agreed upon by the Executive and the Company annually. The annual bonus will be designed so that upon meeting specified minimum thresholds, partial attainment of such targets will result in the payment of a correspondingly reduced bonus amount.

                  (c) Benefits. During the Employment Period, the Executive will be entitled to participate in any retirement, deferred compensation, fringe


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benefit or welfare benefit plan of the Company (on the same terms as provided to senior executive officers of the Company), including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that the Company may adopt for the benefit of executive employees, in accordance with the terms of such plan. Nothing in this Agreement shall restrict the right of the Company to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

                  (d) Stock Options. The Company may grant options to purchase the stock of the Company to the Executive in accordance with the terms of the Company's stock option plans.

                  (e) Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and to annual vacation for such number of days as may be determined by the Company, and otherwise in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

                  (f) Country Club Membership. The Company shall reimburse the Executive for dues and expenses (including applicable initiation fees) of one country club membership in the Atlanta, Georgia metropolitan area.

                  (g) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy or are otherwise authorized by the Executive.

         6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

         7.       Confidentiality, Non-Disclosure and Non-Competition Agreement.

                  Concurrently with the execution of this Agreement, the parties are entering into a Confidentiality, Non-Disclosure and Non-Competition Agreement (the "Related Agreement").


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         8.       Termination of Employment.

                  (a) Permitted Terminations. The Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                           (i)      Death. The Executive's employment hereunder
shall terminate upon the Executive's death;

                           (ii)     By the Company. The Company may terminate
the Executive's employment:

                                    (A)      If the Executive shall have been
                                             substantially unable to perform the
Executive's material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three consecutive months (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him); or

                                    (B)      For Cause;

                           (iii)    By the Executive. The Executive may
terminate his employment for any reason or for no reason.

                  (b) Termination. Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

         9.       Compensation Upon Termination or Change in Control.

                  (a) Death. If the Executive's employment is terminated during the Employment Period as a result of the Executive's death, the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive's employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion


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of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Executive under this Agreement.

                  (b) Disability. If the Company terminates the Executive's employment during the Employment Period because of the Executive's disability pursuant to Section 8(a)(ii)(A) hereof, the Company shall pay the Executive the Executive's Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive's employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments so made to the Executive with respect to any period that the Executive is substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.

                  (c) Termination by the Company for Cause or by the Executive without Good Reason. If, during the Employment Period, the Company terminates the Executive's employment for Cause pursuant to Section 8(a)(ii)(B) hereof or the Executive terminates his employment without Good Reason, the Company shall pay the Executive the Executive's Base Salary due through the Date of Termination, and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement. In the event that the Company intends to terminate the Executive for Cause, the Executive shall have a reasonable opportunity, together with his counsel, to be heard before the Board of Directors of the Company before such termination.

                  (d) Termination by the Company without Cause or by the Executive with Good Reason. If the Company terminates the Executive's employment during the Employment Period other than for Cause, disability or death pursuant to Section 8(a)(i) or (ii) hereof or the Executive terminates employment hereunder with Good Reason, the Company shall (i) pay the Executive the Executive's Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive's employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the


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remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, (ii) pay, during the 24-month period commencing on the Date of Termination (the "Severance Period"), to the Executive an aggregate amount equal to Executive's Base Salary, payable in equal installments on the Company's regular salary payment dates, (iii) pay, during the Severance Period an annual bonus equal to the average annual bonus paid by the Company to the Executive during the last 36 months of the Executive's employment preceding the Date of Termination, which bonus shall be paid at the time that such bonus would have become payable if the Executive had continued to be employed by the Company during the Severance Period, (iv) shall continue in effect during the Severance Period the employee benefits provided to the Executive under Section 5(c) hereof immediately before the Date of Termination (except to that, to the extent such benefits are provided pursuant to a qualified plan under Section 401(a) of the Code, the Company shall provide a substantially equivalent nonqualified benefit) and (v) shall cause all of the outstanding options then held by the Executive to purchase stock of the Company to be: (A) fully vested and exercisable if such termination occurs within two years after a Change in Control (or before a Change in Control has occurred, but after the Company has commenced negotiations of a transaction that results in a Change in Control) or (B) if (A) does not apply, vested and exercisable to the same extent that such options would have been vested and exercisable if the Executive had continued to be employed by the Company during the 24 months immediately following the Date of Termination (the "Vesting Period"), plus additional pro rata vesting with respect to the period between the last vesting date under such option during the Vesting Period and the end of the Vesting Period, in accordance with Schedule A attached to this Agreement (and such additional vesting, if any, shall be effective as of the Date of Termination); provided, that no notice of Non-Renewal shall be deemed to be a termination of the Executive's employment for such purposes unless otherwise expressly provided in such notice of Non-Renewal. As a condition precedent to the receipt of the foregoing payments and benefits, if requested by the Company, the Executive shall enter into an agreement with the Company confirming the Company's right to continued performance by the Executive of the Executive's obligations under the Related Agreement during the period following termination of the Executive's employment.

                  (e) Change in Control. If a Change in Control occurs during the Employment Period, and the Executive holds one or more outstanding options to purchase stock of the Company that do not, by the terms of such options, become fully vested and exercisable as a result of the Change in Control, with respect to the shares as to which each such option is not vested and exercisable as of the date of the Change in Control (the "Unvested Shares"), the Company shall cause each such option to become vested and exercisable as follows: (1) as of the date of the Change in Control (the "Change Date"), such option shall become vested and exercisable to the extent of (A) two-thirds of the Unvested Shares multiplied by (B) a fraction, the


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numerator of which is the number of full calendar months between (i) the date on which the most recent incremental increase in the number of shares as to which such option is vested and exercisable occurred pursuant to the terms of such option as a result of the continued employment or service of the Executive (the "Most Recent Vesting Date") and (ii) the Change Date, and the denominator of which is the number of full calendar months between the Most Recent Vesting Date and the date on which such option would have become fully vested and exercisable as a result of the Executive's continued employment by the Company, assuming such employment continued (the "Remaining Vesting Term"); (2) as of the end of each full calendar month commencing on or after the date of the Change in Control, so long as the continuous employment of the Executive by the Company has not ended, such option shall become vested and exercisable to the extent of two-thirds of the Unvested Shares divided by the number of full calendar months in the Remaining Vesting Term and (3) as to the remainder of the Unvested
Shares, the terms of such option as in effect before the Change in Control shall continue to apply.

                  (f) Gross Up Payment. Except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9(f) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 9(f), (i) if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $100,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount and
(ii) in the event that the total Gross-Up Payment payable to the Executive, when combined with all other similar amounts payable by the Company to or on behalf of other officers and employees of the Company and its subsidiaries and affiliates with respect to Excise Taxes imposed on amounts payable to such other officers and employees, would


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otherwise exceed $10,000,000, the Gross-Up Payment payable to the Executive shall not exceed $10,000,000 multiplied by a fraction, the numerator of which is the Excise Tax payable by the Executive on the Payments (without regard to the Gross-Up Payment) and the denominator of which is the aggregate Excise Taxes payable by the Executive and all such other officers and employees (determined without regard to such gross-up payments).

                  (1) Subject to the provisions of Section 9(f)(2), all determinations required to be made under this Section 9(f), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive in writing (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Company or any individual, entity or group effecting a change in the ownership or effective control of the Company (within the meaning of Section 280G of the Code), the Executive shall appoint another nationally recognized accounting firm that is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9(f), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(f)(1) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (2) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on


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the date that any payment of taxes with respect to such claim is due). If the
Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i)      give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii)     take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii)    cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv)     permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(f)(2), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


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                           (3)      If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 9(f)(2), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(f)(2)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 9(f)(2), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (g) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Sections 9(d) and (f) hereof (the "Severance Payments") shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

         10. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

         (i)      If to the Company:

         S1 Corporation
         3390 Peachtree Road
         Suite 1700
         Atlanta, GA  30326
         Fax:  404/812-6727
         Attn:  Chief Legal Officer


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         with a copy (which shall not constitute notice) to:

                  Stuart G. Stein
                  Hogan & Hartson, L.L.P.
                  555 13th Street, N.W.
                  Washington, D.C.  20004-1190
                  Fax:  202/637-5910


         (ii)     If to the Executive:

                  -----------------------------------
                  -----------------------------------
                  -----------------------------------
                  -----------------------------------
                  -----------------------------------
                  Fax:
                      -------------------------------

         Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         11. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         12. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 9, 10, 11, 13, 17 and 20 hereof and this Section 12 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

         13. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or


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stock of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         14. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

         15. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

         16. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         17. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

         18. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

         19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

         20.      Definitions.

                  "Accounting Firm" is defined in Section 9(f)(1) above.

                  "Agreement" means this Employment Agreement.

                  "Base Salary" is defined in Section 5(a) above.


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

                  "Board" means the board of directors of the Company.

                  "Cause" means (i) the conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such Subsidiary, (iii) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Company (other than any such failure resulting from the Executive's incapacity due to injury or illness), and such failure is not cured within 30 days after the Executive receives written notice thereof from the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries that causes substantial and material injury to the business and operations of the Company or such Subsidiary or (v) any material breach of the Related Agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

                  "Change Date" is defined in Section 9(e) above.

                  "Change in Control" means the earliest to occur of the following: (i) any person (other than a corporation (a "Holding Company") all of the common stock of which is owned, immediately after the transaction, by persons who owned more than 50 percent of the voting shares of the Company immediately before the transaction) becomes the beneficial owner of 50 percent or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for more than 50 percent of the total number of voting shares of the Company; (iii) any person (other than a Holding Company) has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50 percent of the total number of voting shares of the Company; (iv) there is a sale or other transfer of all or substantially all of the assets of the Company other than to a Holding Company or a corporation controlled by the Company or (v) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least a majority of the Board or any successor corporation. In the event that the Company (or any successor entity) becomes a subsidiary of a Holding Company, references to the Company in the preceding sentence shall be deemed to be references to the Holding Company. Notwithstanding the foregoing, a "Change in Control" will not be deemed to have occurred under clauses (ii) or (iii) above if within 30 days of such action, the Board (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a change in control of the Company. For purposes of this definition, a "person" includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company, or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" means S1 Corporation and its successors and assigns.

                  "Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's disability pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; (iii) if the Executive's employment is terminated by the Company for Cause pursuant to Section 8(a)(ii)(B) hereof or by the Executive pursuant to
Section 8(a)(iii) hereof, the date specified in the Notice of Termination; or
(iv) if the Executive's employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.

                  "Effective Date" means_________ __, 2001.

                  "Employment Period" is defined in Section 2 above.

                  "Excise Tax" is defined in Section 9(f) above.

                  "Executive" means Jaime Ellertson

                  "Good Reason" means (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Executive's duties (including, without limitation, any merger, consolidation, reorganization, sale of stock or assets or other transaction that results in the Executive reporting to anyone other than the Board or the board of directors of any controlled group of corporations that includes the Company, if the Company is not such parent corporation, or any failure of such parent corporation to employ the Executive as the Chief Executive Officer of such parent corporation) without his written consent; (iii) any requirement by the Company without the written consent of the Executive that the Executive relocate to a place more than 50 miles from Atlanta, Georgia to perform his duties hereunder; or (iv) the failure of the Company to obtain the assumption of the Company's obligations under this Agreement by a successor as contemplated by
Section 13 of this Agreement.

                  "Gross-Up Payment" is defined in Section 9(f) above.

                  "Initial Term" is defined in Section 2 above.

                  "Most Recent Vesting Date" is defined in Section 9(e) above.

                  "Non-Renewal" is defined in Section 2 above.

                  "Notice of Termination" is defined in Section 8(b) above.

                  "Payment" is defined in Section 9(f) above.

                  "Reduced Amount" is defined in Section 9(f) above.

                  "Related Agreement" is defined in Section 7 above.

                  "Remaining Vesting Term" is defined in Section 9(e) above.

                  "Severance Payments" is defined in Section 9(f) above.

                  "Severance Period" is defined in Section 9(d) above.

                  "Subsidiary" means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries and any partnership, limited liability company or other entity in which the Company or any subsidiary owns a controlling interest.

                  "Underpayment" is defined in Section 9(f)(1) above.

                  "Unvested Shares" is defined in Section 9(e) above.

                  "Vesting Period" is defined in Section 9(d) above.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

                                          S1 CORPORATION



                                          By:  /s/ James S. Mahan
                                             -----------------------------------
                                             Chairman
                                             -----------------------------------


                                          THE EXECUTIVE:



                                          /s/ Jaime W. Ellertson
                                          --------------------------------------

                                                                      SCHEDULE A


For purposes of Sections 9(d) and (e) above, additional pro rata vesting under the following option agreements shall be calculated as follows:

- S1 Corporation 1997 Employee Stock Option Plan Non Qualified Option Agreement dated as of December 1, 1999 by and between S1 Corporation and James S. Mahan, III: If the last day of the Vesting Period is not a Vesting Date (as defined in such Option Agreement) and the option granted pursuant to such Option Agreement would not have become fully vested and exercisable as of such last day if the Executive had continued to be employed by the Company during the Vesting Period, as of the Date of Termination the option shall be vested and exercisable as to an additional percentage of the shares of Stock (as defined in such Option Agreement) equal to 2.0833% multiplied by the number of full months (not in excess of 12) from the last Vesting Date that would have occurred during the Vesting Period to and including the last day of the Vesting Period.